Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

€ 750,000,000 0.75% Senior Notes due 2023

€ 1,250,000,000 1.125% Senior Notes due 2027

€ 1,000,000,000 1.625% Senior Notes due 2035

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	March 5, 2015
Settlement Date:	March 16, 2015 (T+7)
Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

0.75% Senior Notes due 2023

Principal Amount:	€750,000,000
Maturity Date:	March 16, 2023
Issue Price (Price to Public):	99.614% of face amount
Gross Spread:	37.5 bps
Proceeds to Issuer:	€744,292,500
Interest Rate:	0.750% per annum
Yield to Maturity:	0.800%
Spread to Mid-Swap:	+27 bps
Mid-Swap Yield:	0.530%
Benchmark Security:	DBR 1.500% due February 15, 2023
Benchmark Security Price:	110.90%
Benchmark Security Yield:	0.120%
Spread to Benchmark Security:	+68.0 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 16, commencing March 16, 2016
Optional Redemption:	At any time prior to December 16, 2022: Make-whole redemption at comparable government bond rate plus +15 bps On or after December 16, 2022: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BM9
Common Code:	120067095
ISIN:	XS1200670955
Listing:	The Issuer intends to apply to list the 0.75% Senior Notes due 2023 on the New York Stock Exchange

1.125% Senior Notes due 2027

Principal Amount:	€1,250,000,000
Maturity Date:	March 16, 2027
Issue Price (Price to Public):	98.725% of face amount

Gross Spread:	45 bps
Proceeds to Issuer:	€1,228,437,500
Interest Rate:	1.125% per annum
Yield to Maturity:	1.240%
Spread to Mid-Swap:	+42 bps
Mid-Swap Yield:	0.820%
Benchmark Security:	DBR 0.500% due February 15, 2025
Benchmark Security Price:	101.59%
Benchmark Security Yield:	0.337%
Spread to Benchmark Security:	+90.3 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 16, commencing March 16, 2016
Optional Redemption:	At any time prior to December 16, 2026: Make-whole redemption at comparable government bond rate plus +15 bps On or after December 16, 2026: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BN7
Common Code:	120067907
ISIN:	XS1200679071
Listing:	The Issuer intends to apply to list the 1.125% Senior Notes due 2027 on the New York Stock Exchange

1.625% Senior Notes due 2035

Principal Amount:	€1,000,000,000
Maturity Date:	March 16, 2035
Issue Price (Price to Public):	99.611% of face amount
Gross Spread:	62.5 bps
Proceeds to Issuer:	€989,860,000
Interest Rate:	1.625% per annum
Yield to Maturity:	1.648%
Spread to Mid-Swap:	+57 bps
Mid-Swap Yield:	1.078%
Benchmark Security:	DBR 4.750% due July 4, 2034
Benchmark Security Price:	170.80%
Benchmark Security Yield:	0.786%
Spread to Benchmark Security:	+86.2 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 16, commencing March 16, 2016
Optional Redemption:	At any time prior to December 16, 2034: Make-whole redemption at comparable government bond rate plus +15 bps On or after December 16, 2034: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BP2
Common Code:	120067966
ISIN:	XS1200679667

Listing:	The Issuer intends to apply to list the 1.625% Senior Notes due 2035 on the New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman, Sachs & Co. Merrill Lynch International Wells Fargo Securities International Limited

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on March 16, 2015, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch International toll-free at 1-800-294-1322 or Wells Fargo Securities International Limited at 44-20-7149-8481.